SCHEDULE 14A
                   (Rule 14a-101)

       INFORMATION REQUIRED IN PROXY STATEMENT

              SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
        Exchange Act of 1934 (Amendment No  )

Filed by the registrant /x/

Filed by a party other than the registrant / /

Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or
     Rule 14a-12

           HARNISCHFEGER INDUSTRIES, INC.
- -----------------------------------------------------------
  (Name of Registrant as Specified in its Charter)

           HARNISCHFEGER INDUSTRIES, INC.
- -----------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-
     6(i)(1), or 14a-(6)(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

- ---------------------------------------------------------

     (2)  Aggregate number of securities to which
          transactions applies:

- ---------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
          Rule 0-11:1

- ----------------------------------------------------------

     (4)  Proposed maximum aggregate value of
          transaction:

- ----------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

- -----------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

- -----------------------------------------------------------

     (3)  Filing party:

- -----------------------------------------------------------

     (4)  Date filed:

- -----------------------------------------------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[HARNISCHFEGER INDUSTRIES, INC. LOGO]




















                              Notice of 1995
                              Annual Meeting of
                              Stockholders and
                              Proxy Statement

[HII LOGO]

HARNISCHFEGER INDUSTRIES, INC.
P.O. Box 554
Milwaukee, WI 53201


NOTICE OF ANNUAL MEETING


The annual meeting of stockholders of Harnischfeger
Industries, Inc. will be held at the Vogel Hall of the Performing Arts Center, 123 E. State Street, Milwaukee,
Wisconsin, on Monday, March 6, 1995, at 10:00 A.M. for the following purposes:

1. To elect four persons to the Corporation's Board of Directors;

2.   To consider and act upon amendments to the 1988
     Incentive Stock Plan to increase by 1,200,000 the aggregate number of shares of Common Stock issuable thereunder and to limit the number of shares that may be issued to any participant thereunder; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on January
9, 1995 are entitled to receive notice of and to vote at the annual meeting and any adjournment thereof. A list of stockholders entitled to vote is available at the Corporation's offices.

We hope that you will attend the 1995 annual meeting.
Whether or not you plan to attend, we urge you to mark, date and sign the enclosed proxy card and return it promptly so that your shares will be voted at the meeting in accordance with your instructions.

                  By order of the Board of Directors,


                              K. THOR LUNDGREN
                              Secretary
February 6, 1995


PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY
IN THE ENCLOSED ENVELOPE.

CONTENTS


NOTICE OF ANNUAL MEETING

PROXY STATEMENT                                                  Page
                                             ----
     INTRODUCTION                             1

     PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF
        EXECUTIVE OFFICERS AND DIRECTORS                2

     ELECTION OF DIRECTORS                         5

     CONTINUING DIRECTORS                          7

     BOARD MEETINGS, COMMITTEES AND COMPENSATION   9

     SUMMARY COMPENSATION TABLE                   12

     HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE
        COMPENSATION                              15

     PERFORMANCE GRAPH                            19

     PENSION PLAN TABLE                      20

     OPTION GRANTS                           21

     OPTION EXERCISES AND FISCAL YEAR-END VALUES  22

     LONG-TERM INCENTIVE COMPENSATION             23

     EMPLOYMENT CONTRACTS AND TERMINATION OF
          EMPLOYMENT AND CHANGE-IN-CONTROL
          ARRANGEMENTS                       24

     PROPOSAL TO AMEND THE 1988 INCENTIVE
          STOCK PLAN                              26

     OTHER INFORMATION                            27

          ANNEX 1 - Description of the 1988
          Incentive Stock Plan                     i

PROXY STATEMENT


INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harnischfeger Industries, Inc. (the "Corporation") for use at the 1995 annual meeting of stockholders on Monday, March
6, 1995, and at any adjournment thereof. The proxy statement, proxy card and annual report are being mailed to stockholders on or about
February 6, 1995.


Proxies

Properly signed and dated proxies received by the Corporation's Secretary prior to or at the annual meeting will be voted as instructed thereon or, in the absence of such instruction, (a) FOR the election to the Board of Directors of the persons nominated by the Board, (b) FOR the amendments to the 1988 Incentive Stock Plan, and (c) in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting.

Any proxy may be revoked by the person executing it for any reason at any time prior to the time the polls close as an-nounced at the meeting by filing with the Secretary of the Corporation a written revocation or duly executed form of proxy bearing a later date or by voting in person at the meeting. The Corporation has appointed an officer of The
First National Bank of Boston, transfer agent for the Corporation, to act as an independent inspector at the annual meeting.


Record Date, Voting and Shares Outstanding

Stockholders of record of the Corporation's common stock, $1 par value per share (the "Common Stock"), at the close of business on January 9, 1995 (the "Record Date") are entitled to vote on all matters presented at the annual meeting. As of the Record Date, 47,671,432 shares of Common Stock were outstanding and entitled to vote at the annual meeting. Each share is entitled to one vote.

A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. Under the Corporation's bylaws, if a quorum is present, the affirma-tive vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter is re-quired for the election of directors and adoption of the amendments to the 1988 Incentive Stock Plan. In addition, under applicable New York Stock Exchange rules, the total votes cast on the amendments to the 1988 Incentive Stock
Plan must represent over 50% of the shares entitled to vote thereon. The independent inspector shall count the votes and ballots. Abstentions are considered as shares repres-ented and entitled to vote; therefore, abstentions are counted for purposes of the quorum determination but are not counted as votes cast on a given matter, having the effect of a negative vote.

Any broker or nominee "non-votes" on a matter will not be considered as shares entitled to vote on that matter and therefore will not be counted by the inspector in calcu-lating the number of shares represented and entitled to vote on that matter. Such non-votes are, however, counted toward the quorum requirement.

If less than a majority of the outstanding shares of Common
Stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF EXECUTIVE
OFFICERS AND DIRECTORS

The following table sets forth the beneficial ownership of Common Stock as of January 1, 1995 by any person known to the Corporation to own beneficially more than 5% of its Common Stock, each of the executive officers named in the Summary Compensation Table and the Corporation's executive officers and directors as a group. Beneficial ownership of these shares consists of sole voting power and sole invest-ment power except as noted below.

- ---------------------------------------------------------
Name and Address         Shares              Percent
of Beneficial Owner Owned                of Class
- ---------------------------------------------------------

Harris Associates L.P.
2 North LaSalle Street
Suite 500
Chicago, Illinois 60602  3,621,975(1)   7.6%

FMR Corp.           3,502,662(2)   7.3%
82 Devonshire Street
Boston, Massachusetts
02109

Jeffery T. Grade           347,392(3)   0.7%

John A. McKay         162,783(4)   0.3%

John R. Teitgen            172,831(5)   0.4%

Francis M. Corby, Jr.      147,621(6)   0.3%

K. Thor Lundgren            65,410(7)   0.1%

All executive officers
and directors as a
group (20 persons)  1,082,388(8)(9)     2.3%

- ----------------------------------------------------------
Notes

(1) Based on information supplied to the Corporation by Harris Associates, L.P., a Delaware limited partnership ("Harris"). Harris is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and holds shares only in customer third party accounts and disclaims beneficial ownership of these shares for purposes of
     Section 16 of the Securities Exchange Act of 1934.
     Harris generally does not vote any of these shares, except in cases where it serves as the general partner of certain limited partnerships that may own the shares. However, Harris has been granted the power to do so in circumstances it determines to be appropriate in connection with assisting its clients to whom it renders financial advice in the ordinary course of its business. Harris has sole dispositive power with respect to

     2,344,975 shares and has shared dispositive power with respect to 1,277,000 shares. Oakmark Fund, a series of the Harris Associates Investment Trust with the same address as Harris, has sole voting power and shared dispositive power with respect to 1,254,700 of these shares (2.6% of class). Harris serves as investment adviser to Oakmark Fund.

(2) Based on information supplied to the Corporation by FMR Corp., a parent holding company, in a Schedule
     13G filed with the Securities and Exchange Commission in January, 1995. Fidelity Management & Research
     Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,857,265 or 6.0% of the Corporation's Common Stock.

(3) Includes 94,500 shares Mr. Grade had a right to acquire upon exercise of stock options, 873 shares beneficially owned under the Profit Sharing Plan, 138,098 shares beneficially owned under the Executive
     Incentive Plan, 98,671 shares beneficially owned under the Supplemental Retirement and Stock Funding
     Plan and 8,250 shares of restricted Common Stock granted under the 1990 Restricted Stock Award Plan.
     The 1990 Restricted Stock Award Plan is described in the Human Resources Committee Report on Executive
     Compensation.

(4) Includes 53,250 shares Mr. McKay had a right to acquire upon exercise of stock options, 873 shares beneficially owned under the Profit Sharing Plan, 80,969 shares beneficially owned under the Executive
     Incentive Plan and 18,816 shares beneficially owned under the Supplemental Retirement and Stock Funding
     Plan.

(5) Includes 50,500 shares Mr. Teitgen had a right to acquire upon exercise of stock options, 873 shares beneficially owned under the Profit Sharing Plan, 72,668 shares beneficially owned under the Executive
     Incentive Plan and 35,365 shares beneficially owned under the Supplemental Retirement and Stock Funding
     Plan. Also includes 1,000 shares held in an HR10 plan for the benefit of Mr. Teitgen.

(6) Includes 45,625 shares Mr. Corby had a right to acquire upon exercise of stock options, 873 shares beneficially owned under the Profit Sharing Plan, 43 shares beneficially owned under the 401(k) Plan, 71,796 shares beneficially owned under the Executive
     Incentive Plan, 21,659 shares beneficially owned under the Supplemental Retirement and Stock Funding
     Plan and 4,125 shares of restricted Common Stock granted under the 1990 Restricted Stock Award Plan.
     Also includes 3,500 shares held by Mr. Corby as custodian for his sons.

(7) Includes 26,250 shares Mr. Lundgren had a right to acquire upon exercise of stock options, 126 shares beneficially owned under the Profit Sharing Plan, 32,669 shares beneficially owned under the Executive
     Incentive Plan, 2,004 shares beneficially owned under the Supplemental Retirement and Stock Funding Plan and 2,000 shares of restricted Common Stock granted under the 1990 Restricted Stock Award Plan.

(8) Includes 335,226 shares which eight executive officers had a right to acquire upon exercise of stock options, 6,039 shares which eight executive officers beneficially owned under the Profit Sharing
     Plan, 969 shares which three executive officers beneficially owned under the 401(k) Plan, 481,379 shares which eight executive officers beneficially owned under the Executive Incentive Plan, 205,068 shares which six executive officers beneficially owned under the Supplemental Retirement and Stock
     Funding Plan and 17,750 shares of restricted Common
     Stock granted under the 1990 Restricted Stock Award
     Plan. Also includes 3,500 shares held in trust for the minor children of one executive officer, 2,250 shares one executive officer owned jointly with his spouse, 1,000 shares held in trust for one executive officer and 437 shares held by the spouses of two executive officers.

(9) See the Notes under the headings "Election of Directors" and "Continuing Directors" on pages 6 and 8 for additional information on beneficial ownership of directors.

The above beneficial ownership information is based on information furnished by the specified persons, is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement, and includes shares of Common
Stock that are issuable upon the exercise of options exercisable within 60 days of January 1, 1995. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

ELECTION OF DIRECTORS

The following table shows certain information (including principal occupation, business experience and beneficial ownership of the Corporation's Common Stock as of January
1, 1995) concerning each of the individuals nominated by the Board of Directors for election at the 1995 annual meeting. Each is presently a director whose term expires in 1995. If for any unforeseen reason any of these nominees should not be available for election, the proxies will be voted for such person or persons as may be nomi-nated by the Board. C. R. Whitney, a director whose term expires as of the date of the annual meeting and who has reached age 70, the mandatory retirement age set by the Board, is retiring from the Board. Upon Mr. Whitney's retirement, the Board intends to amend the Corporation's bylaws to reduce the number of directors from thirteen to twelve.

- ---------------------------------------------------------------------------------------------
                                                Director    Proposed  Shares
                                                            Since       Term    Owned(1)
- ---------------------------------------------------------------------------------------------

John D. Correnti    President, Chief Operating Officer   1994      1998     None
               and Director, Nucor Corporation, a
               major U.S. steel producer headquartered
               in Charlotte, North Carolina, since 1991.
               Vice President, General Manager and
               Construction Manager of Nucor from 1980
               to 1991.  Director, Navistar
               International Corporation, Southern
               Regional Board of Wachovia Bank, the
               Steel Manufacturers Association and
               the Charlotte Chamber of Commerce.
               Age 47.

Don H. Davis, Jr.   Executive Vice President and Chief   1993      1998      766(2)
               Operating Officer of Rockwell
               International Corporation, a world
               leader in the development of advanced
               manufacturing technology, since
               January, 1994.  Senior Vice
               President and President, Automation,
               Rockwell International Corporation
               from 1993 to 1994.  President of
               Allen-Bradley Company, manufacturer
               of industrial automation equipment
               and electronic components and a
               subsidiary of Rockwell International
               Corporation, from 1989 to 1994;
               Senior Vice President and General
               Manager of the Industrial Computer
               and Communication Group of
               Allen-Bradley Company from
               1987 to 1989.  Director, Sybron
               International Corporation.  Age 55.

Robert B. Hoffman   Senior Vice President and Chief      1994      1998     None
               Financial Officer of Monsanto
               Company, a diversified company in
               pharmaceuticals, food products and
               agriculture chemicals, since 1994.
               Executive Vice President
               International of FMC Corporation,
               a manufacturer of machinery and
               chemical products, from 1992 to 1994.
               Vice President Finance of FMC
               Corporation from 1988 to 1992.
               Director, Kemper Municipal Bond Fund
               Inc. and Kemper Income and Capital
               Preservation Fund.  Age 58.

- ---------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------
                                                Director    Proposed  Shares
                                                            Since       Term    Owned(1)
- ---------------------------------------------------------------------------------------------


Jean-Pierre
Labruyere      Chairman and Chief Executive of      1994      1998     None
               Labruyere, Eberle, a financial
               holding company based in France
               with global interests in many
               business areas including oil and
               gas importation and distribution and
               food distribution, since 1972.
               Director, Promodes S.A. Martin
               Maurel Bank - Banque de France
               Adviser.  Age 56.

- ---------------------------------------------------------------------------------------------


Notes

(1) None of the nominees beneficially owned more than 1% of the Corporation's Common Stock.

(2)  Shares beneficially owned under the Directors Stock
     Compensation Plan.

CONTINUING DIRECTORS

The following table shows certain information concerning the directors whose terms will continue after the 1995 annual meeting including principal occupation, business experience and beneficial ownership of the Corporation's Common Stock as of January 1, 1995.

- ---------------------------------------------------------------------------------------------
                                                Director     Current  Shares
                                                            Since       Term    Owned(1)
- ---------------------------------------------------------------------------------------------
Jeffery T. Grade    Chairman of the Board and Chief      1983      1996    347,392(2)
               Executive Officer since 1993.
               President and Chief Executive
               Officer of the Corporation from
               1992 to 1993. President and Chief
               Operating Officer of the Corporation
               from 1986 to 1992.  Director,
               Coeur D'Alene Mines Corporation,
               Crucible Materials Corporation
               and Measurex Corporation.  Age 51

Robert M. Gerrity   Director and former President and    1994      1996     None
               Chief Executive Officer of Ford
               New Holland, now New Holland
               n.v., a London-based agricultural
               and industrial equipment
               manufacturer. Director, Libralter
               Plastics Inc. and Rubbermaid, Inc.
               Age 56

Robert F. Schnoes   Chairman, President and Chief        1984      1996    6,513(3)
               Executive Officer of Freeport
               Corporation, a holding company
               whose subsidiaries manufacture
               specialty electrical products,
               since 1986.  Vice Chairman of Carter
               Motor Co., a manufacturing company
               that designs and builds small DC
               and universal electric motors,
               since 1991.  Director, American
               National Bank and Trust Company
               of Chicago.  Age 68.

Donald Taylor  Associate, Sullivan Associates,      1979      1996    1,823(4)
               specialists in Board of Director
               searches, since 1992. Managing
               Director-USA, ANATAR Investments
               Limited, a venture capital
               specialist, from 1990 to 1992.
               Chairman of Rexnord Inc.,
               manufacturer of industrial
               components and machinery, from
               1985 to 1988.  Director, Banc
               One Wisconsin Corporation, Bank
               One Milwaukee, N.A., Banta
               Corporation,  Johnson Controls,
               Inc., Level Valley Dairy and The
               Enhancers, Inc.   Age 67.

- ---------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------
                                                Director     Current  Shares
                                                            Since       Term    Owned(1)
- ---------------------------------------------------------------------------------------------

Donna M. Alvarado   Principal of Aguila International,   1992      1997      500
               an international business
               development consulting firm based
               in Columbus, Ohio since 1994.
               President and Chief Executive
               Officer of Quest International,
               a non-profit educational
               organization based in Granville,
               Ohio, from 1989 to 1994.
               Director of ACTION, the federal
               domestic volunteer agency, from
               1985 to 1989.  Director, Park
               National Bank.  Age 46.

Harry L. Davis Professor of Creative Management     1987      1997    2,039(5)
               at the University of Chicago since
               1994.  Professor of Marketing from
               1963 to 1994.  Deputy Dean of the
               Graduate School of Business at the
               University of Chicago from 1983 to
               1993.  Director, Golden Rule
               Insurance Company.  Age 57.

Ralph C. Joynes     Retired Vice Chairman, President     1988      1997    3,445(6)
               Chief Operating Officer of USG
               Corporation, international
               manufacturer of building materials
               and construction systems.  Age 66.

Herbert V.
Kohler, Jr.         Chairman of the Board and President       1973      1997      700
               of Kohler Company, manufacturer of
               plumbing and specialty products,
               engines, generators, furniture and
               accessories, owner and operator of
               hospitality businesses and developer
               of real estate, since 1974.  Age 55.

- ---------------------------------------------------------------------------------------------


Notes

(1) Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below. None of the continuing directors beneficially owned 1% or more of the Corporation's
     Common Stock.

(2)  See note (3) on page 3.

(3) Includes 2,100 shares owned jointly with his wife and 4,413 shares beneficially owned under the Directors
     Stock Compensation Plan.

(4) Includes 1,223 shares beneficially owned under the Directors Stock Compensation Plan.

(5)  Shares beneficially owned under the Directors Stock
     Compensation Plan.

(6) Includes 2,445 shares beneficially owned under the Directors Stock Compensation Plan.

BOARD MEETINGS, COMMITTEES AND COMPENSATION


The Board of Directors held eight meetings during fiscal
1994. All incumbent directors attended at least 75% of the total number of meetings of the Board and committees of which they were members.


BOARD COMMITTEES

The Board has Audit, Human Resources, Finance and Strategic
Planning, Pension and Executive Committees.  The Audit
Committee has an MIS Subcommittee. Mr. C. R. Whitney is retiring as a member of the Audit, Human Resources, Pension and Executive Committees as of the date of the annual meeting.


Audit Committee

The continuing members of the Audit Committee are Donald
Taylor (Chair), Donna M. Alvarado, John D. Correnti, Don H.
Davis, Jr., and Jean-Pierre Labruyere. The functions of the Audit Committee are to: (i) recommend for appointment independent auditors for the Corporation, (ii) review and approve the scope of the annual audit and proposed budget for audit fees, (iii) review the results of the annual audit with the independent auditors, (iv) review the audi-tors' management letters with the independent auditors and engage in appropriate follow-up with the corporate staff,
(v) determine that appropriate action is taken if any irregularities are uncovered, (vi) review with the inde-pendent auditors the Corporation's internal controls, (vii) review the activities of the internal auditors and (viii) report to the Board on the activities and findings of the Audit Committee and make recommendations to the Board based on such findings. The Audit Committee met twice during fiscal 1994.


MIS Subcommittee of the Audit
Committee

The members of the MIS Subcommittee of the Audit Committee are Donald Taylor (Chair) and Don H. Davis, Jr. The func-tion of the MIS Subcommittee is to examine the data pro-cessing activities of the Corporation and its subsidiaries, with particular emphasis on monitoring progress by Harnisc-hfeger Corporation in implementing a Business Management
System.  The MIS Subcommittee met twice during fiscal 1994.


Human Resources Committee

The continuing members of the Human Resources Committee are Robert F. Schnoes (Chair), Harry L. Davis, Ralph C. Joynes and Donald Taylor. The functions of the Human Resources
Committee are to: (i) periodically review and approve the compensation structure for the Corporation's key execu-tives, including salary rates, participation in any incentive bonus plan, fringe benefits, non-cash perquisites and all other forms of compensation, (ii) administer the Incentive Stock, the Executive Incentive and the Supple-mental Retirement and Stock Funding Plans, (iii) periodically audit the executive manpower of the Corpora-tion and make recommendations to the Board as appropriate and (iv) receive, consider and present to the Board for its consideration nominations to fill vacancies in the Board of Directors. Stockholders who wish to recommend persons to become directors of the Corporation should direct their recommendations to the Human Resources Committee in care of the Corporation. The Human Resources Committee met five times during fiscal 1994.

Finance and Strategic Planning Committee

The members of the Finance and Strategic Planning Committee are Don H. Davis, Jr., (Chair), Harry L. Davis, Robert M.
Gerrity, Ralph C. Joynes, Herbert V. Kohler and Robert F.
Schnoes. The functions of the Finance and Strategic Plan-ning Committee are to: (i) periodically review with man-agement of the Corporation the financial structure of the Corporation and the appropriateness of such structure given the short-term and long-term goals of the Corporation, (ii) review specific financial proposals of management which require Board approval and make recommendations to the Board as appropriate, (iii) review with management the strategic plans of management for the Corporation and (iv) review specific recommendations of management relating to acquisitions, divestitures and other strategic activities requiring approval of the Board and make recommendations to the Board as appropriate. The Finance and Strategic Plan-ning Committee met once during fiscal 1994.


Pension Committee

The continuing members of the Pension Committee are Donna
M. Alvarado (Chair), John D. Correnti, Robert M. Gerrity and Jean-Pierre Labruyere. The functions of the Pension
Committee are to: (i) periodically review the investment policy of the Corporation's Pension and Investment Com-mittee, (ii) periodically review the actions and perfor-mance of the Pension and Investment Committee and any other administrative committees for retirement plans and trusts for which the Corporation is now or may hereafter serve or sponsor (a "Plan" or "Trust"), including the implementation by such committees of the investment policy, (iii) make recommendations to the Board regarding the membership of the Pension and Investment Committee, (iv) review the need for the establishment of any new Plan or Trust, the termination of any existing Plan or Trust and the adoption of any amendment to any single Plan that would result in an increase in current Plan liabilities in excess of $5,000,000 and (v) report to the Board on the activities and findings of the Committee and make recommendations to the Board based on these findings. The Pension Committee met twice during fiscal 1994.

Executive Committee

The continuing members of the Executive Committee are Jeffery T. Grade (Chair), Ralph C. Joynes, Herbert V.
Kohler, Robert F. Schnoes and Donald Taylor. The function of the Executive Committee is to act upon a matter when it determines that prompt action is in the best interest of the Corporation and it is not possible to call a meeting of the full Board. The Executive Committee did not meet during fiscal 1994.


COMPENSATION OF DIRECTORS

Directors who are not officers or employees of the Corporation receive an annual retainer fee of $18,000, a fee of $1,000 for each Board meeting attended and a fee of $800 for each Board committee or subcommittee meeting attended. Committee and subcommittee chairs receive $1,200 for each committee or subcommittee meeting attended.
Directors who are officers of the Corporation earn no additional remuneration for their services as directors.

The Corporation has a Directors Stock Compensation Plan under which non-employee directors are allowed to elect to defer up to 100% of their fees by converting their fees into Common Stock to be held in trust until termination of their status as directors. The Directors Stock

Compensation Plan provides that, in the event of a "Change in Control", as defined in the Corporation's Deferred Com-pensation Trust, the Corporation will purchase for cash all shares of Common Stock then allocated to all participants' accounts at a per-share price equal to the highest per-share price actually paid in connection with such Change in Control and cash proceeds will be distributed to the participants.

The Corporation also has a Service Compensation Plan for
Directors which provides that, upon leaving the Board
(other than removal for cause), a director who has been a non-employee director for at least five years will receive a cash retirement benefit equal to one-twelfth the average annual compensation received by the director for Board service during the preceding three year period multiplied by the number of months of service as anon- employee director and payable in quarterly installments over a period of five to ten years. In the event a director who has been a non-employee director for at least five years retires following a Change In Control of the Corporation, benefits under the Service Compensation Plan are equal to one-twelfth the highest compensation received by the director for Board service in any consecutive twelve month period during the thirty-six month period preceding the Change In Control multiplied by the number of months of service as a non-employee director plus thirty-six. Pay-ments are suspended any time a former director becomes an employee of the Corporation or returns to service as a director. A former director is required to be available for consultation with officers of the Corporation during the period the director receives benefits under the Service
Compensation Plan. Mr. C. R. Whitney, whose term as a director expires as of the annual meeting, and Mr. Terrance
J. Bruggeman, who resigned as a director in 1994, are entitled to receive benefits under the terms of the Service
Compensation Plan for Directors.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation awarded to, earned by or paid to the Corporation's Chief Executive
Officer and each of the four most highly compensated execu-tive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal
1994 for services rendered to the Corporation and its sub-sidiaries during fiscal 1994, 1993 and 1992.


- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------
                                                        Long-Term
                         Annual Compensation           Compensation

                                                          Awards

                                                            Secu-
                                          Other             rities      All
     Name                                 Annual  Restricted     Under-     Other
     and                                  Compen-   Stock   lying          Compen-
 Principal Position Year    Salary Bonus       sation    Awards  Options   sation
                              ($)   ($)     ($)      ($)    /SARs            ($)
- ---------------------------------------------------------------------------------------------
Jeffery T. Grade         1994   $525,000       --  $252,026     --    25,000     $661,805
Chairman and        1993    493,753       --    86,008  $68,750  25,000      203,284
Chief Executive          1992    453,630       --   143,345   50,875  25,000      403,320

John A. McKay
President and       1994    333,996       --  $160,613     --       --           $429,553
Chief Operating          1993    312,708       --    60,002  $40,625  20,000      131,184
Officer             1992    282,750     $62,205  70,984       30,063  20,000      190,807

John R. Teitgen
President of        1994   $250,452       --  $123,476      --       --      $316,864
Harnischfeger       1993    250,452     --      50,868   $34,375 15,000       102,549
Systems(4)               1992    237,948       --    80,175    25,438 15,000       212,278

Francis M. Corby, Jr.
Executive Vice      1994   $247,800       --  $131,779       --  15,000        315,109
President for Finance    1993    235,296       --    50,772     34,375     15,000         96,430

and Administration(5)    1992    223,500       --    73,692     25,438     12,500        199,601

K. Thor Lundgren
Executive Vice      1994   $209,304       --  $104,499      --   15,000       $265,143
President for Law and    1993    198,804       --    40,126    $25,000     15,000         80,695
Government Affairs(6)    1992    187,500       --    54,998     18,500     15,000        166,787
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------


Notes

(1) Participants in the Executive Incentive Plan may elect to defer up to 100% of their cash bonuses by converting such bonuses into Common Stock at a 25% discount from the average closing price of the Common
     Stock for the last month of the fiscal year. All such stock is held in the Corporation's Deferred
     Compensation Trust and may not be withdrawn by a participant as long as the participant remains an employee of the Corporation. All of the named executive officers elected to convert 100% of their cash bonuses into Common Stock under this plan in each of the last three fiscal years except Mr. McKay, who did not convert 25% of his fiscal 1992 bonus.
     The Executive Incentive Plan also provides that dividends on shares held in participants' accounts are reinvested in Common Stock at a 25% discount from market prices. The dollar value of the difference between the bonus amount converted and the market value of the shares purchased and the dollar amounts attributable to the discount upon the reinvestment of dividends are included in the "Other Annual
     Compensation" column. The dollar value of the bonus amounts that have been converted into stock and deferred are reported in the "All Other Compensation" column. The "banked" portion of any bonus is not reported in the Summary Compensation Table, but is reported in the Long-Term Incentive Plans - Awards
     Table on page 23.

(2) Represents the market value on the date of grant of restricted Common Stock granted under the 1990
     Restricted Stock Award Plan. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The number and market value at the end of the last fiscal year of aggregate restricted Common
     Stock holdings based on a fiscal year-end closing price of $25.00 per share were: Jeffery T. Grade
     8,250 ($206,250); John A. McKay 3,250 ($81,250); John
     R. Teitgen 2,750 ($68,750); Francis M. Corby, Jr.
     4,125 ($103,125) and K. Thor Lundgren 2,000
     ($50,000).  Dividends are paid on the restricted
     Common Stock at the same rate as on unrestricted shares. As discussed in the Human Resources
     Committee Report on Executive Compensation, except for Mr. McKay and Mr. Teitgen, the vesting of this stock was extended to November 1, 1995. Mr. McKay's and Mr. Teitgen's restricted stock vested on November
     1, 1994.

(3)  Includes the following amounts which represent
     bonuses earned in 1994 and deferred and converted
     into Common Stock by the named executives under the
     Executive Incentive Plan as described in Note 1
     above:  Jeffery T. Grade $653,625; John A. McKay
     $415,825; John R. Teitgen $311,813; Francis M. Corby,
     Jr. $308,511 and K. Thor Lundgren $260,584.  In
     previous year's proxy statements, deferred bonus
     amounts were reported in the Bonus column under
     Annual Compensation.  The method of reporting was
     changed to emphasize that the executive officers have
     elected to defer this compensation and convert it to
     Common Stock under the terms of the Executive
     Incentive Plan.   Also includes $2,482 for each
     executive which represents contributions for fiscal
     1994 under the Profit Sharing Plan and the following amounts paid by the Corporation during fiscal 1994 for group term life insurance premiums for the benefit of the executives: Jeffery T. Grade $5,698;
     John A. McKay $11,246; John R. Teitgen $2,569;
     Francis M. Corby, Jr. $4,116 and K. Thor Lundgren
     $2,077.

(4) Mr. Teitgen's employment with the Corporation ended effective January 15, 1995. See page 25 for information about payments to be made to Mr. Teitgen in connection with the cessation of his employment.

(5)  Mr. Corby was Senior Vice President, Finance and
     Chief Financial Officer until December 5, 1994, when he assumed his present position.

(6)  Mr. Lundgren was Senior Vice President, Secretary and
     General Counsel until December 5, 1994, when he assumed his present position.

HUMAN RESOURCES COMMITTEE
REPORT ON EXECUTIVE
COMPENSATION

The Human Resources Committee, which currently consists of five outside directors, met five times in 1994. In addi-tion, the Committee Chairman maintained an ongoing dialogue with senior management during fiscal 1994 on matters related to compensation and organizational development.

In its compensation deliberations, the Committee considers corporate performance as well as individual contributions and relies on the personal experience and knowledge of its members and, where appropriate, outside survey data to reach its decisions.

As reported to stockholders in earlier proxy statements, the Committee is guided by the following fundamental considerations:

1.   The need to attract and retain competent management.

2. The desire to set pay levels that are competitive with levels being paid in similar businesses.

3. The intent to reward management for a mix of long and short term accomplishments.

4. The need to link executive pay levels to quantifiable benchmarks.

5.   The belief that base salaries should be conservative
     (50th percentile) but that incentive opportunities should allow for above average total compensation
     (75th percentile) if the performance of the Corporation so warrants.

Cash Compensation

The Committee believes that the compensation plans of the Corporation became further linked with the potential rewards to stockholders through the adoption of the concept of Economic Value Added (EVA) in 1994.

In prior years, executive bonus incentives were based on the attainment of budgeted objectives related to operating profit. While this provided incentives for achieving budget goals, it was determined a change in incentive goals was appropriate and in the interest of stockholders at this time.

Therefore, in 1994, following careful deliberation with both management and independent sources, the Corporation adopted EVA for its key employee incentive plans.

Under EVA, executive focus shifted from budgeted performance to the returns that managers produced on the capital invested in their respective businesses. Thus, management is truly rewarded for adding and creating economic value. The hurdle becomes the Corporation's weighted average after-tax cost of capital and the rewards are linked to the difference management is able to produce between that cost and corporate earnings. The EVA target is raised each year by an "improvement factor" so that increasingly higher EVA benchmarks must be attained in order to earn the same level of incentive pay.

A total of 199 executives participated in EVA based incentive plans in 1994 with targeted bonus opportunities ranging from 10% to 90% of base pay.

In those business units where the EVA incentive plan produced bonuses in excess of 125% of the target, two thirds of the excess amount was placed in a "bank" to be paid in future years or forfeited if future performance targets are not achieved.

Because EVA was adopted when the Corporation was at the bottom of a business cycle, all divisions started with negative EVAs. One product group, the Material Handling
Equipment Division, became EVA positive in the first year of the program and all others are targeted to follow over the next four years.

Companies adopting EVA in the past have seen a correlation between improved EVA and increased common stock prices.
While no promises of improved performance should be inferred, the Committee has noted the improvement in stock performance of the Corporation and believes that EVA was, and will continue to be, one of the contributing factors.

Stock-based Compensation

The Committee administers a number of stock based plans that are designed to promote management's ownership of the Corporation's Common Stock.

     Stock Options

The Committee at its sole discretion may award stock options to key contributors under the Corporation's
Incentive Stock Plan. Such grants vary in amounts de-pending on the level of the executive and vest over a 42 month period.

All options give the option holder a ten year right, subject to the vesting provisions, to acquire stated amounts of Common Stock at an exercise price equal to the closing price of the stock on the New York Stock Exchange on the date of the grant.

The Committee strongly believes that stock ownership by a large number of managers is an important linkage to stock-holder value. As a result, the Committee has over the past several years granted options to managers at lower levels of the organization than had been the practice in the past.
Today, the Committee is pleased to report that over 250 current managers hold options to purchase Common Stock under this Plan. In determining the size of option grants, the Committee considers the size of prior grants and the value of those grants in relation to the current market price of the stock as well as the relative difference in pay and responsibilities of the recipients.

To assure that a sufficient number of options is available to continue the program, given in particular the additional candidates resulting from the acquisitions of Morris
Mechanical Handling, Limited and Joy Technologies Inc. in
1994, the Committee is recommending an increase in the num-ber of shares available for issuance under the Plan.
Further information on the proposal, which must be approved by stockholders, is contained elsewhere in this proxy statement. See "Proposal to Amend the 1988 Incentive Stock
Plan" on page 26.

     Restricted Common Stock

On limited occasions, the Committee has awarded restricted stock to certain key executives with restrictions tied to the attainment of specific performance objectives.

In 1990, the Committee approved a plan to allow certain senior managers the ability to earn restricted Common Stock in fiscal years 1991, 1992, 1993 and 1994 if in each of those years the Corporation's return on equity ranked in the upper half of a list of comparable companies. Grants were earned in the first three years of the plan. Compara-tive fiscal 1994 performance as described above did not qualify. The Committee determined to provide an additional grant to the participants to be made at the end of fiscal
1995 if the Corporation meets the return on equity criteria in fiscal 1995. At this time, no other restricted stock grants are contemplated for fiscal
1995.

     Stock in Lieu of Bonus

As reported earlier, the Committee has a strong belief in the importance of management becoming significant stockholders in the Corporation. In pursuit of this objec-tive, the Executive Incentive Plan was adopted by the Com-mittee and subsequently approved by stockholders in 1992.
The Committee strongly supports this plan that encourages about 50 members of senior management to convert up to 100% of their cash bonuses into Common Stock of the Corporation.
 As an inducement, and in view of restrictions upon sale of the stock, the plan provides that the executives may convert their bonuses into stock at a 25% discount from the current market price, but must agree to place the stock in a grantor trust maintained by the Corporation until the executive retires or leaves the Corporation for other rea-sons. Dividends remain in the account and are used to buy additional shares, also at a 25% discount.

Under this plan, the participants have purchased a total of 693,227 shares in the Corporation, further aligning their interests with those of stockholders.

     Profit Sharing

For fiscal 1994, the Corporation tied its profit sharing plan trigger to the attainment of corporate EVA objectives.
Participants include all domestic salaried and non-bargaining unit employees. For 1994, the payout was approximately 2.5% of a participating employee's base pay
(up to a maximum of $100,000 in annual base pay). The pay-ments are made to individual accounts in the form of Harnischfeger Industries Common Stock.

Chief Executive Officer Compensation

At its October meetings in 1993 and 1994, the Committee reviewed at some length the performance and contributions of the Chairman and Chief Executive Officer, Jeffery T.
Grade.

In recognition of the substantial progress the Corporation has enjoyed under his leadership, Mr. Grade's base pay was increased at the October, 1994 meeting from $525,000 per year to $555,000, an increase of 6%. Based on survey data from the compensation consulting firm of Towers Perrin, this places Mr. Grade's base pay at the 50th percentile for comparable companies, the Committee's stated compensation benchmark.

The Committee believes that this is well in line with compensation paid to CEOs of similar size companies.

In addition, under the terms of the Corporation's EVA incentive plan, Mr. Grade earned an additional $779,625 for fiscal 1994, of which $126,000 was banked against future performance as called for by the EVA program. The amount of the bonus was determined by the Corporation's corporate performance which exceeded the 1994 EVA target by 65%, entitling Mr. Grade and certain other senior managers to an incentive equal to 165% of their individual bonus targets, which, in Mr. Grade's case, was 90% of base pay.

The total cash compensation earned by Mr. Grade in 1994
(excluding the banked portion of his bonus) was $1,178,625.
Based on survey data provided by the firm of Towers Perrin, the comparable total cash payment by similar companies at the 75th percentile (the Committee's total compensation target) would be $1,163,800.

In addition to his cash compensation in 1994, Mr. Grade received options to purchase 25,000 shares of the Corporation's Common Stock at a price of $26.50 per share, the closing price on the day of the option grant.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the de-ductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other executive officer whose compensation is required to be reported in the Summary Compensation Table to $1 million. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. It is the Committee's intent to take the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy. One of those conditions is stockholder approval of the Corporation's performance-based compensation plans, which is one of the reasons why stockholder approval of amend-ments to the Corporation's Incentive Stock Plan is being sought at the 1995 annual meeting.

In Summary

In light of the Corporation's improved performance and its aggressive approach to enhancing stockholder value, the Committee believes that compensation paid to senior executives is in line with performance and comparable to that being paid in similar corporate situations.

Respectfully,

     Robert F. Schnoes (Chair)
     Harry L. Davis
     Ralph C. Joynes
     Donald Taylor
     C. R. Whitney

PERFORMANCE GRAPH

The following graph shows the cumulative total stockholder return on the Corporation's Common Stock over the last five fiscal years as compared to the returns of the Standard &
Poor's 500 Stock Index and the Heavy Machinery subgroup of the Standard & Poor's 500 Stock Index. The Heavy
Machinery subgroup  consists of Caterpillar Inc., Clark
Equipment, Deere & Co., Harnischfeger Industries, Inc.,
Indresco Inc., Manitowoc Co. and Nacco Industries. The graph assumes $100 was invested on October 31, 1989 in (a) the Corporation's Common Stock, (b) the Standard & Poor's
500 Stock Index and (c) the Heavy Machinery subgroup and assumes reinvestment of dividends.


               10/31/89  10/31/90  10/31/91  10/31/92  10/31/93  10/31/94

S & P 500         100       93             124       136       156       165

Machinery Group        100       70              94        93       150       167

Harnischfeger     100       72             101        98       129       148

                                   Machinery Group = CAT, CKL, DE, HPH, MANT, ID, NC

PENSION PLAN TABLE

The following table sets forth the estimated annual benefits payable upon retirement at normal retirement age for the years of service indicated under the Corporation's defined benefit pension plan (and excess benefit arrange-ments defined below) at the indicated remuneration levels.

- ---------------------------------------------------------------------------------------------
                                        Years of Service
- ---------------------------------------------------------------------------------------------
Remuneration           15            20        25        30        35        40

  500,000. . . . .  112,500   150,000   187,500   225,000   262,500   300,000
  700,000. . . . .  157,500   210,000   262,500   315,000   367,500   424,000
  900,000. . . . .  202,500   270,000   337,500   405,000   472,500   540,000
 1,100,000 . . . .  247,500   330,000   412,500   495,000   577,500   660,000
 1,300,000 . . . .  292,500   390,000   487,500   585,000   682,500   780,000
 1,500,000 . . . .  337,500   450,000   562,500   675,000   787,500   900,000

- ---------------------------------------------------------------------------------------------


Remuneration covered by the plan includes the following amounts reported in the Summary Compensation Table: salary and bonus (including the cash value of bonuses forgone for stock under the Executive Incentive Plan). "Banked" bonus-es are not included.

The years of service credited for each of the executive officers named in the Summary Compensation Table are:
Jeffery T. Grade, 26 years; John A. McKay, 17 years; John
R. Teitgen, 21 years; Francis M. Corby, Jr., 14 years and
K. Thor Lundgren, 3 years.

Benefits are based both upon years of service and the highest consecutive five year average annual salary and incentive compensation during the last ten calendar years of service. Estimated benefits under the retirement plan are subject to the provisions of the Internal Revenue Code which limit the annual benefits which may be paid from a tax qualified retirement plan. Amounts in excess of such limitations will either be paid from the general funds of the Corporation or funded with Common Stock under the terms of the Supplemental Retirement and Stock Funding Plan. The estimated benefits in the table above do not reflect off-sets under the plan of 1.25% per year of service (up to a maximum of 50%) of the Social Security benefit.

OPTION GRANTS


The following table sets forth information about stock option grants during the last fiscal year to the five executive officers named in the Summary Compensation Table.


OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)
               ---------------------------------------------------------------------------------------------

                         Individual Grants


                    Number of    Percent
                   Securities    of Total
                   Underlying    Options/
                  Options/SARs      SARs Granted  Exercise or              Grant Date
                    Granted    to Employees   Base Price    Expiration       Present
                      (#)          in Fiscal Year(2)      ($/sh)   Date(3) Value($)(4)

Jeffery T. Grade         25,000        31.3%         $26.50 Oct. 3, 2004   $305,000
John A. McKay         --           --            --         --        --
John R. Teitgen            --           --            --         --        --
Francis M. Corby, Jr.    15,000        18.8%         $26.50 Oct. 3, 2004   $183,000
K. Thor Lundgren         15,000        18.8%         $26.50 Oct. 3, 2004   $183,000

- ---------------------------------------------------------------------------------------------

Notes

(1)  No Stock Appreciation Rights (SARs) were granted.

(2)  Only includes options granted on October 3, 1994;
     does not reflect options to purchase 218,750 shares granted on November 17, 1994, after the end of fiscal
     1994, to managers other than senior executive officers of the Corporation. If the October 3, 1994 and November 17, 1994 grants are combined, the resulting percentages are: Jeffery T. Grade 8.4%;
     Francis M. Corby, Jr. 5.0% and K. Thor Lundgren 5.0%.

(3) Unless earlier terminated, options expire ten years from the date of grant (October 3, 1994) and become exercisable in cumulative installments of one-fourth of the shares in each year beginning six months from the date of grant (i.e., 25% on April 3, 1995, 25% on April 3, 1996, 25% on April 3, 1997 and 25% on April
     3, 1998).

(4) Grant date present values were determined using the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-
     Scholes model. The estimated values are based on assumed volatility of 24%, risk-free rate of return of 8.02%, dividend yield of 1.51% and ten year option expiration. No adjustments have been made for non-transferability or risk of forfeiture.

OPTION EXERCISES AND
FISCAL YEAR-END VALUES

The following table sets forth information with respect to the five executive officers named in the Summary
Compensation Table concerning the number and value of options outstanding at the end of the last fiscal year.
None of the executive officers named in the Summary Compen-sation Table exercised options or SARs during the last fiscal year.


                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES (1)

- ---------------------------------------------------------------------------------------------
                      Number of Securities             Value of Unexercised
                    Underlying Unexercised             in-the-Money Options/
                       Options/SARs at            SARs at Fiscal Year-
Name                  Fiscal Year-End (#)                  End ($) (2)

                    Exercisable    Unexercisable       Exercisable    Unexercisable

Jeffery T. Grade           94,500     62,500            $259,340   $233,500
John A. McKay         53,250     28,750             225,928    179,613
John R. Teitgen            50,500     22,500             153,310    140,100
Francis M. Corby, Jr.      45,625     36,875             141,419    136,506
K. Thor Lundgren           26,250     38,750             156,038    144,463

- ---------------------------------------------------------------------------------------------


Notes

(1)  No Stock Appreciation Rights (SARs) are outstanding.

(2)  Based on the closing price of the Corporation's
     Common Stock on the New York Stock Exchange at the end of the fiscal year of $25.00.

LONG-TERM INCENTIVE COMPENSATION

As described in the Human Resources Committee Report on
Executive Compensation, incentive compensation for senior executives, including each of the executives named in the Summary Compensation Table, is based on the concept of Economic Value Added (EVA). The EVA bonus program has a
"Bonus Bank" feature which is designed to ensure that EVA improvements are sustained over a period of years. The bonus paid to an executive for any fiscal year is equal to the earned bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the bonus earned, if any, in excess of 125% of the target bonus. Two-thirds of any bonus earned in excess of 125% of the target bonus is credited to the Bonus Bank for possible future payment to the executive or forfeiture under the terms of the EVA program. A Bonus Bank account is at risk in the sense that in any year the earned bonus is negative, the negative bonus amount is subtracted from the Bonus Bank balance.
The executive is not expected to repay negative balances in the Bonus Bank. In the event an executive voluntarily terminates employment with the Corporation or is discharged with cause, any positive Bonus Bank balance may be subject to forfeiture.

For those executives who have elected to defer their cash bonuses by converting such bonuses into Common Stock under the terms of the Executive Incentive Plan, the "banked" portion of any bonus is converted into Common Stock on the same terms as the "unbanked" portion of the bonus. Each of the named executive officers elected to convert 100% of his bonus earned in fiscal 1994 into Common Stock. Accord-ingly, the following table sets forth the number of shares banked by each for fiscal 1994.


 LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

- ---------------------------------------------------------

Name                     Number of Shares, Units
                         or Other Rights (#)(1)

Jeffery T. Grade                   6,653
John A. McKay                 4,233
John R. Teitgen                    3,174
Francis M. Corby, Jr.              3,140
K. Thor Lundgren                   2,653

- ---------------------------------------------------------

(1) Reflects Common Stock purchased through conversion of each executive's banked bonus at a 25% discount on the purchase price of $25.25 in accordance with the provisions of the Executive Incentive Plan. The amount so converted by each of the executive officers is as follows: Jeffery T. Grade $126,000; John A.
     McKay $80,159;  John R. Teitgen $60,108; Francis M.
     Corby, Jr. $59,472 and K. Thor Lundgren $50,232.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

The Corporation has employment agreements with the five executive officers named in the Summary Compensation Table which contain change-in-control provisions, as well as an Executive Incentive Plan and Supplemental Retirement and
Stock Funding Plan which contain change-in-control provi-sions.

Employment Contracts

In 1992, the Corporation entered into employment agreements with substantially similar provisions with the five execu-tives named in the Summary Compensation Table. The agreements replaced earlier agreements.

The agreements have initial terms of three years. The initial terms are automatically extended for an additional year after each successive year of employment except that the term with respect to each executive ends when such executive reaches age 65.

The agreements provide that the executive's present duties cannot be changed and that an executive's present base salary may not be reduced without the executive's consent.

All of the agreements except for Mr. Lundgren's provide supplemental pension benefits to give credit for the executives' years of service with their immediate former employers. Pursuant to these provisions, the named execu-tives were credited with the following years of service:
Mr. Grade, 15 years; Mr. McKay, 9 years; Mr. Teitgen, 11 years and Mr. Corby, 6 years. Any supplemental pension benefits will be reduced by any pension benefits payable by such former employers.

Under the agreements, each executive agrees not to compete with the Corporation during the term of the agreement and for a period of one year following termination of the agreement.

The agreements may be terminated by the Corporation only upon the death or disability of the executive or for "Cause" as defined in the agreements. If an executive voluntarily terminates an agreement or the agreement is terminated by the Corporation for Cause, the executive is entitled to receive only accrued benefits, including salary and bonus, earned through the termination date.

Except for the right to terminate an agreement for "Good
Reason" as defined in the agreements, the executives agree not to terminate the agreements before the earlier of disability or retirement at age 65 or twelve months from the event of a "Potential Change in Control" or a "Change in Control" as defined in the agreements. In the event of a Change in Control, the terms of the agreements will be extended for three years from the date of such Change in Control and not thereafter further extended.

If an executive terminates the agreement for Good Reason or if the Corporation terminates an agreement for any reason other than for Cause, disability or death, the executive is entitled to receive (a) three times (or, if less, the whole number of years (rounded upward) remaining at the time of termination until such executive would attain age 65) the executive's base salary plus the greater of the average incentive compensation paid over the previous three years or the bonus that would be paid in the current year if the bonus target were met; (b) the total unrealized value of any stock options and restricted Common
Stock; (c) the present value of supplemental retirement benefits determined as if the executive were employed by the Corporation an additional three years; (d) payment of any previously deferred compensation; (e) payment of any other benefits to which the executive would be entitled under the terms of any other benefit plans; and (f) other accrued benefits. In the event Section 4999 of the Internal Revenue Code imposes any excise tax liability on the executives because of such payments, additional amounts are to be paid to offset such excise tax liability. In addition, for purposes of the Corporation's pension plan and its health, life, accident and disability insurance programs, the executive shall, for a period of three years or until the executive reaches age 65, be considered to be a full-time employee of the Corporation.

The agreement with Mr. McKay was sup-plemented in November, 1992 to reflect his additional duties as President and Chief Operating Officer of the Corporation and to provide, among other things, that he will upon retirement (a) provide consulting services to the Corporation for one year following his retirement and be paid a one-time salary equal to his annual salary at the time he retires; (b) waive rights to payments under the terms of his employment agreement as a result of a Change-in-Control; and (c) be reimbursed for moving expenses.

In connection with cessation of his employment effective
January 15, 1995, Mr. Teitgen is entitled to certain payments under the terms of his employment contract. While final calculations of these payments are not complete as of the date of this proxy statement, the Corporation has recognized a liability in the following amounts: three times his then current base salary and bonus ($1,400,000) and the unrealized value of options ($540,000) . Mr.
Teitgen also became eligible to receive distributions of amounts accrued under the Supplemental Retirement and Stock
Funding Plan and the Executive Incentive Plan.

The approximate cumulative dollar amounts that would have been payable to the named executives other than Mr. Teitgen under the provisions of their agreements had their agree-ments been terminated by the Corporation on January 1, 1995 other than for Cause, disability or death, exclusive of amounts that may be necessary to offset any excise tax liability, any possible bonus related to fiscal 1995 and any offsets for pension benefits payable by former em-ployers and in addition to accrued benefits under the Executive Incentive and Supplemental Retirement and Stock
Funding Plans and other accrued benefits, are: Mr. Grade, $4,400,000; Mr. McKay, $2,700,000; Mr. Corby, $2,400,000
and Mr. Lundgren, $1,800,000.

Executive Incentive Plan and Supplemental Retirement and
Stock Funding Plan

The Executive Incentive and Supplemental Retirement and
Stock Funding Plans provide that, in the event of a "Change in Control", as defined in the Corporation's Deferred
Compensation Trust, the Corporation will purchase for cash all shares of Common Stock then allocated to all participants' accounts at a per-share price equal to the highest per-share price actually paid in connection with such Change in Control and cash proceeds will be dis-tributed to the participants.

PROPOSAL TO AMEND THE 1988
INCENTIVE STOCK PLAN

The Board of Directors has adopted, subject to approval by the stockholders, amendments to the 1988 Incentive Stock
Plan (the "Plan") to increase by 1,200,000 the number of shares of the Corporation's Common Stock issuable under the Plan and to limit to 350,000 the total number of shares that may be issued to any participant over the life of the Plan.

The Plan as adopted in 1988 originally provided up to 1,200,000 shares for issuance pursuant to stock options granted under the Plan. The Plan was amended in 1989 to authorize grants of restricted stock and to increase by 600,000 the aggregate number of shares issuable thereunder.
The Plan was amended again in 1991 to increase the aggre-gate number of shares issuable thereunder by an additional
600,000, bringing to 2,400,000 the aggregate number of shares issuable under the Plan.

The purpose of the Plan is to promote the Corporation's interests in strengthening its ability to attract and retain officers and key employees by encouraging them to maintain a greater personal interest in the Corporation's progress.

The proposed amendment to the Plan increasing the number of shares issuable under the Plan is intended to continue to make the benefits of the Plan available to the Corporation.
Of the 2,400,000 shares previously authorized, only about 350,000 remain available for grant under the Plan.
Approximately 500,000 shares have been issued under the Plan and options to purchase approximately 1,550,000 shares are outstanding.

The Corporation's acquisitions of Joy Technologies Inc. and
Morris Mechanical Handling, Limited in 1994 greatly
increased the number of employees to whom the Human
Resources Committee of the Board of Directors would expect
to grant options in the future.  The Board of Directors be-
lieves that the increased number of shares provided by the
amendment will be sufficient to last until 1998 when the
Plan will expire.   Approximately 250 employees currently
participate in the Plan.

The proposed amendment to the Plan limiting to 350,000 the total number of shares that may be issued to any partici-pant over the life of the Plan is required by recent tax law changes in order that the compensation expense recognized upon the exercise of stock options will continue to be deductible under Internal Revenue Code Section
162(m).

On January 31, 1995, the closing price of the Corporation's
Common Stock on the New York Stock Exchange was $26-5/8.

The affirmative vote of the holders of a majority of the shares of Common Stock represented at the annual meeting of stockholders and entitled to vote thereon is necessary to approve the amendments to the Plan, provided the total vote cast represents over 50% of the shares entitled to vote on the amendments. Upon receipt of such vote, the Plan will be amended. If such vote is not received, the Plan will not be amended.

A more complete description of the Plan and the amendments is attached hereto as Annex 1 and should be read in its entirety by stockholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF
THIS PROPOSAL.

OTHER INFORMATION

Auditors

The Board of Directors has selected Price Waterhouse as independent accountants for the fiscal year ending October
31, 1995. Price Waterhouse has served the Corporation as auditors since 1925. A representative of Price Waterhouse will be present at the 1995 annual meeting, will have the opportunity to make a statement and will be available to answer questions that may be asked by stockholders.


Additional Matters

The Board of Directors is not aware of any other matters that will be presented for action at the 1995 annual meeting. Should any additional matters properly come be-fore the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.


Submission of Stockholder Proposals

All stockholder proposals to be presented at the 1996 annual meeting must be received by the Corporation not later than October 9, 1995 in order to be considered for inclusion in the Corporation's proxy statement and proxy for that meeting under SEC Rule 14a-8. In addition, the Corporation's bylaws require that stockholder proposals must be received by the Corporation not less than ninety days before the meeting in order to be submitted at the meeting.


Cost of Proxy Solicitation

The Corporation will pay the cost of preparing, printing and mailing proxy materials as well as the cost of solicit-ing proxies on behalf of the Board. In addition to using the mails, officers and other employees may solicit proxies in person and by telephone and telegraph. The Corporation has also hired Kissell-Blake, Inc., a professional proxy solicitation firm, and will pay such firm its customary fee, which is anticipated not to exceed $5,500, plus expenses, to solicit proxies from banks, brokers and other nominees having shares registered in their names which are beneficially owned by others.


Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Corporation during the last fiscal year and Forms 5 and amendments thereto furnished to the Corporation with respect to the last fiscal year, the Cor-poration is not aware that any director, officer or benefi-cial owner of more than 10% of the Corporation's Common
Stock failed to file on a timely basis reports required by
Section 16(a) of the Securities Exchange Act of 1934 during the last fiscal year.

By order of the Board of Directors

K. THOR LUNDGREN
Secretary



February 6, 1995

                                   ANNEX 1

THE 1988 INCENTIVE STOCK PLAN


INTRODUCTION

The 1988 Incentive Stock Plan (the "Plan") was adopted by the Board on February 8, 1988 and approved by the stockholders of the Corporation on March 7, 1988. The Plan authorizes the granting of incentive stock options, nonqualified stock options and stock appreciation rights to key employees of the Corporation and its subsidiaries.

The Plan was amended on March 6, 1989 to increase by 600,000 the number of shares issuable under the Plan, to provide for the granting of restricted stock and to provide that, except to the extent stock appreciation rights are exercised for stock or were granted in connection with incentive stock options, the exercise of stock appreciation rights will not reduce the number of shares available for grant under the Plan.

The Plan was amended again on March 4, 1991 to increase by 600,000 the number of shares issuable under the Plan and on February 3, 1992 to conform the Plan to new Securities and Exchange Commission rules.

On December 4, 1994, the Board approved amendments to the Plan to increase by 1,200,000 the number of shares issuable under the Plan, bringing the total number of shares issuable under the Plan to 3,600,000, and to limit to 350,000 the total number of shares that may be issued to any participant during the life of the Plan. Although the Corporation currently has no stock appreciation rights outstanding and has previously stated its intention not to issue new stock appreciation rights, the share equivalent of any cash received upon the exercise of any stock appreciation rights that may be granted in its future will be counted against the 350,000 share limitation on the total number of shares that may be issued to any participant. The Corporation's stockholders will be afforded the opportunity to vote on the amendments to the Plan at the annual meeting. The amendments must be approved by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon, provided the total vote cast represents over 50% of the shares entitled to vote on the amendments, before the amendments can become effective. The amendments will become effective when such approval is given.

The purpose of the Plan is to give key employees of the Corporation and its subsidiaries a proprietary interest in the Corporation, thereby creating an additional incentive for them to perform in a manner which will promote the Corporation's financial success. The Plan also provides an incentive which may be used by the Corporation to induce able persons to enter into positions of employment with the Corporation and to induce existing key employees to remain in the employment of the Corporation.

A stock purchase option granted under the Plan entitles the employee to whom the option is granted the right to purchase from the Corporation a number of shares subject to the option at a price per share determined by the Human
Resources Committee which administers the Plan (the "Com-mittee") at the time the option is granted. The Plan expressly provides that the purchase price per share under each stock purchase option granted under the Plan may not be less than the fair market value per share of the Common
Stock on the date of the grant of such option and that no option granted under the Plan may be exercised more than ten years after its grant date.

Section 422 of the Internal Revenue Code (the "Code") prescribes special federal income tax treatment for options which satisfy criteria specified in Section 422 (which are called "incentive stock options"). The Plan is intended to enable the Corporation to grant incentive stock options, as well as options (herein called "nonqualified options") which do not qualify for incentive stock option tax treatment. The tax treatment of the various options is summarized under a separate heading below.

The Plan also permits the grant of stock appreciation rights. A stock appreciation right granted under the Plan would entitle the employee to whom it is granted the right to receive, upon any exercise of the stock appreciation right, a payment from the Corporation equal to the amount by which the fair market value on the date of said exercise of the shares with respect to which the stock appreciation right is exercised exceeds the exercise price for those shares specified in the stock appreciation right. Under the Plan, stock appreciation rights may only be granted if they are attached (i.e., in tandem) with a purchase option.

As an illustration of how options granted under the Plan might operate, assume a key employee was awarded an option covering 100 shares of Common Stock at $30 per share.
Assume further that the employee desires to exercise his rights under the option four years after it is granted and that at the time of the exercise, the fair market value for the Common Stock has risen to $35 per share. If the option were a purchase option, the employee would be obligated to pay the Corporation $3,000 and in exchange the Corporation would be obligated to issue to the employee 100 shares of its Common Stock then having a fair market value of $3,500.

Purchase options may (but need not) be granted in tandem with stock appreciation rights under the Plan covering the same shares at the same price. In such a case, the option holder may exercise with respect to any shares either the purchase option or the stock appreciation right but not both. If, for example, stock appreciation rights had been granted in tandem with the options described in the preced-ing paragraph, the option holder could either exercise the purchase option (and thereby receive 100 shares worth
$3,500 in exchange for a payment of $3,000) or the stock appreciation right (and thereby become entitled to receive a payment from the Corporation equal to the $500 appreciation in the value of the shares subject to the option).

A tandem stock appreciation right may be added to a stock purchase option after the original grant date of the stock purchase option. In such a case, the exercise price used to calculate the appreciation in the value of the stock subject to the stock appreciation right may be set at an amount equal to the exercise price of the purchase option
(even if it is lower than the fair market value of the Common Stock at the time the tandem stock appreciation right is added). The addition of a tandem stock appreciation right to an incentive stock option after the original grant date of such option may cause the option to be treated as a nonqualified option.

Restricted stock granted under the Plan is Common Stock issued subject to such conditions and restrictions as the Committee may determine which may include the attainment of performance goals, the payment of a purchase price which may be less than fair market value and may be zero, restrictions on transferability and the right of the Corporation to reacquire the stock upon termination of employment. During the period of restriction, the partic-ipant has the right to receive dividends paid on such stock and to vote such stock.

Shares Subject to the Incentive Stock Plan

The mechanism by which the number of shares available for grants under the Plan is determined is discussed below.
The number of options granted under the Plan is limited so that the sum of the following will never exceed 2,280,000 shares: (i) all shares which are purchased after December
31, 1987 upon the exercise of purchase options, (ii) all shares issued in connection with the exercise of stock appreciation rights and covered under incentive stock options surrendered after December 31, 1987 in connection with the exercise of stock appreciation rights, (iii) the number of shares equal to the number of options surrendered to the Corporation after December 31, 1987 in exchange for a payment by the Corporation, and (iv) all shares of restricted stock granted and not forfeited. The proposed amendments would modify the foregoing calculation by in-creasing the 2,280,000 figure to, 3,480,000. There are currently approximately 350,000 shares available for grants under the Plan. The proposed amendments would increase this number to approximately 1,550,000.

If an option granted under the Plan terminates or expires without being wholly exercised, if shares as to which an option has been exercised are for any reason not issued, or if shares issued pursuant to the Plan are reacquired, a new option, an option in connection with a stock appreciation right or restricted stock may be granted under the Plan covering the number of shares to which such termination, expiration, failure to issue or reacquisition relates.
However, to the extent a stock appreciation right granted in connection with an incentive stock option is exercised or shares are issued in connection with the exercise of stock appreciation rights granted in connection with a nonqualified option, the related option will, solely for purposes of determining the total number of shares available for grant under the Plan, be deemed to have been exercised, and the shares of Common Stock which otherwise would have been issued upon the exercise of such option will not thereafter be available for any further grants.

In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the Common Stock, the Board will make appropriate changes in the aggregate number and type of shares reserved for options, stock appreciation rights and restricted stock under the Plan, in the number and type of shares subject to grant as restricted stock and subject to unexercised options and stock appreciation rights and in the option price per share specified in unexercised options and in stock appreciation rights relating to unexercised options.

Administration

The Plan is administered by the Committee which has full power and authority to administer the Plan, to construe and interpret the Plan, to prescribe, amend and rescind rules and procedures for governing administration of the Plan and to grant options and stock appreciation rights and restricted stock under the Plan. Each action taken and decision made by the Committee within the scope of au-thority delegated to the Committee by the Plan or by the Board of Directors is binding and conclusive on all persons interested in the Plan.

No member of the Committee is eligible, and no person can become a member of the Committee, if within one year prior thereto such person was eligible for selection as a person to whom stock could be allocated or to whom stock options, stock appreciation rights or restricted stock could be granted pursuant to the Plan or any other plan of the Corporation or any of its affiliates entitling the participants therein to acquire stock, stock options, stock appreciation rights or restricted stock of the Corporation or any of its affiliates other than a plan meeting the requirements of certain provisions of Section
16(b) of the Securities Exchange Act of 1934 ("Section
16(b)"). The Directors Stock Compensation Plan meets those requirements.

Subject to the terms, provisions and conditions of the Plan, the Committee has the right and power to determine, at or prior to the grant of each option, stock appreciation right or restricted stock, all terms and conditions governing the rights and obligations of the holder with respect to such option, stock appreciation right or restricted stock.

Service on the Committee constitutes service as a director of the Corporation so that the members of the Committee are entitled to indemnification and reimbursement as directors of the Corporation to the full extent provided for at any time in the Corporation's Certificate of Incorporation or bylaws or in any insurance policy or other agreement intended for the benefit of the Corporation's directors.

Eligibility

Options, stock appreciation rights and restricted stock may be granted only to persons who are key employees of the Corporation or of a subsidiary of the Corporation. The term "key employees" includes officers as well as other employees of the Corporation and its subsidiaries and includes directors who are also employees of the Corporation or of a subsidiary of the Corporation. Neither any member of the Committee nor any member of the Board of Directors who is not an employee of the Corporation (or of a subsidiary of the Corporation) is eligible to receive options, stock appreciation rights or restricted stock under the Plan.

The Committee has the right and power to: (i) select the key employees to whom options, stock appreciation rights or restricted stock will be granted under the Plan (it being understood that more than one option, stock appreciation right or share of restricted stock may be granted to the same person), and (ii) determine whether a key employee will be granted a stock appreciation right in connection with any option. The Committee does not, however, have the authority to grant a stock appreciation right under the Plan unless such stock appreciation right is granted in connection with an option granted under the Plan.

Currently, the Plan does not limit the number of options, stock appreciation rights or restricted stock which may be granted to any individual under the Plan. The amendments would limit to 350,000 the total number of shares that may be issued to any participant during the life of the Plan.
No option or restricted stock may be granted to any person who owns, directly or indirectly (or who would own as a result of the grant of the restricted stock or the exercise of the option to be granted) stock representing more than 10% of the total combined voting power or value of all classes of stock of the Corporation.

Options

An option may be exercised by written notice to the Corporation and payment of the option price. The option price per share is fixed by the Committee at or before the time the option is granted. No option can have an option price per share of less than 100% of the fair market value of a share of Common Stock on the date the option is granted. In general, payment of the exercise price under options may be made by delivery of cash or a combination of cash and Common Stock. Until an option is duly exercised and the option price is paid, an optionee has no rights as a stockholder with respect to any shares which may be issu-able upon the exercise of such option. No option is exercisable during the first six months from the date it is granted nor more than ten years from the date it is granted.

Stock Appreciation Rights

At the sole discretion of the Committee, a stock appreciation right may be granted in connection with all or part of any option granted under the Plan, either concurrently with the grant of an option or at any time thereafter during the term of the option, provided that at the time of such grant the person to whom the stock ap-preciation right is granted is a key employee of the Corporation or of a subsidiary. No stock appreciation right can be granted under the Plan unless such stock appreciation right is granted in connection with an option granted under the Plan.

A stock appreciation right entitles the holder thereof, upon exercise of such right, to surrender the related option or any portion thereof, and to receive an amount
(the "incremental value") equal to the excess of the fair market value, on the date of such exercise, of the Common
Stock subject to such option or portion thereof over the option price of such Common Stock as provided in such op-tion. The incremental value is paid by the Corporation;
(i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock as the Committee determines in its sole discretion, which determination is made after considering any preference expressed by the holder of the stock appreciation right. Any holder who wishes to express such a preference must notify the Corporation in writing of his preference and, if such holder expresses a preference to receive cash in whole or in part, such writing must be delivered to the Corporation during the period (the "Window Period") beginning on the third business day following the date of release for publication of an annual or quarterly summary statement of the sales and earnings of the Corporation and its consolidated subsidiaries and ending on the twelfth business day following such date. In the event the holder does not duly notify the Corporation of any preference, and in the absence of any express determination by the Com-mittee to the contrary, each payment of incremental value which becomes due by reason of any exercise of a stock appreciation right is made in cash. In the event any Common Stock is delivered by the Corporation to satisfy all or any part of any incremental value obligation arising by reason of any exercise of a stock appreciation right, the dollar amount of such obligation deemed to have been satisfied by such delivery of Common Stock is deemed to be equal to the product derived by multiplying the fair market value per share as of the date of exercise times the number of shares delivered.

Upon exercise of a stock appreciation right and surrender of the related option or portion thereof, such option, to the extent surrendered, is not thereafter exercisable. A stock appreciation right is exercisable at such time or times and to the extent, but only to the extent, that the option or portion thereof to which such stock appreciation right is related is exercisable. Upon the termination, exercise or expiration of an option or portion thereof to which a stock appreciation right is related, such stock appreciation right is not thereafter exercisable.

Notwithstanding that the option or portion thereof related to a stock appreciation right may be exercisable: (i) such stock appreciation right must not be exercised for a period of six months after the date such right is granted (except that this six month limitation will not apply in the case of the death or disability of an optionee if the option or portion thereof to which such stock appreciation right is related is itself exercisable), and (ii) any exercise of such stock appreciation right must be made during the Window Period.

Certain Limitations on the Exercisability of Options

Twenty-five percent of the number of shares specified in an option becomes exercisable at the beginning of each suc-cessive twelve-month period following the first six-month period after the date of grant; provided, however, that in the case of an employee who will reach normal retirement age (as defined in the Plan) less than forty-two months from the date of grant, the number of shares which becomes exercisable at the beginning of each twelve-month period subsequent to the initial six-month period following the date of grant is the total number of shares specified in the option multiplied by a fraction whose numerator is 100% and whose denominator is the greater of one or the number of complete twelve-month periods between the date following such initial six-month period and the date the optionee would reach his normal retirement age. The Committee may, at its discretion, accelerate the exercisability of any option granted under the Plan. An option or a portion of an option which becomes exercisable in any twelve-month period will be exercisable thereafter until: (i) the option terminates, (ii) the option or such portion thereof is exercised, or (iii) a stock appreciation right related to the option or such portion thereof is exercised.

If an optionee's employment is terminated for any reason during the first six months of the option, the option terminates. If an optionee's employment is terminated after the expiration of the first six months of the option for reasons other than "for cause" (as defined in the Plan), the unexercised portion of his option which is then exercisable may be exercised in whole or in part during a period of three months following termination. If an optionee obtains employment with a competitor of the Corporation prior to the expiration of the three-month grace period, however, his options terminate as to any unexercised shares as of the date he accepts such employment. If an optionee dies after the first six months of the term of the option while an employee of the Cor-poration or within the three month grace period mentioned above, the unexercised portion of the option which is then exercisable may be exercised within a period of twelve months after his death by his estate or any person directly acquiring the right to exercise such option from him by bequest, inheritance or under the laws of descent and distribution. If an optionee is terminated for cause, the unexercised portion of his option terminates.

Additional Limitations on the Grant and Exercise of Incentive Stock Options

Pursuant to Code Sec. 422(d), to the extent that incentive stock options which first become exercisable in a given calendar year entitle an optionee to acquire stock with a fair market value (determined as of the grant date) in excess of $100,000, the "excess" options will be treated as nonqualified options.

Effects on Reported Income

Neither the grant nor the exercise of any option under the Plan, under current accounting rules, has any effect on the net income reported by the Corporation. However, the grant of options under the Plan may under certain conditions in-crease for accounting purposes the number of shares deemed to be outstanding and does, therefore, have a somewhat dilutive effect on earnings per share.

If a stock appreciation right is granted in connection with an option, there is no initial charge to net income. As the fair market value of the shares increases (or decreases subsequent to increases) there is a charge (or credit) to net income during annual and interim periods for the appreciation (or depreciation) attributable to the stock appreciation rights which are expected to be exercised in the future. Such appreciation (or depreciation) is measured by the increase (or decrease subsequent to an increase) of the excess of the fair market value of the Common Stock over the option price of the option related to the stock appreciation right. The amount of such charge or credit is reduced by the applicable income tax effects and depends on whether and to what extent such rights are granted, limitations on the exercisability of the option to which such rights are related, any additional conditions or limitations placed upon such rights by the Committee at the time of grant, the option price of the related option, and the amount by which the fair market value of the Common
Stock exceeds the option price. In addition, the retroactive grant of a stock appreciation right in connection with an outstanding option where the option price is less than the fair market value of the Common
Stock at the date of grant of the stock appreciation right will require an immediate charge to income for the differ-ence between such option price and the fair market value.

The description above of the effects of stock appreciation rights on reported income conforms with generally accepted accounting principles.

A charge to earnings will also be required with respect to restricted stock awards. The amount of the charge will be equal to the excess of the fair market value of the shares at the time of the award over the purchase price, if any, to the participant and such amount will be accrued over the period in which the restrictions are in effect. The amount of the charge could be based on the fair market value of the shares at a later time depending on the nature of the restrictions.

Federal Income Tax Consequences

The discussion of federal income tax consequences which follows applies only to transactions occurring in 1995 or thereafter. The consequences of transactions which occurred in prior years may differ. The discussion which follows applies only to exercises of options and to dispositions of shares received on exercise occurring during the lifetimes of employees. The consequences may differ in the event an option is exercised, or any shares received are disposed of, following the death of an employee.

Taxation of Capital Gains

The Revenue Reconciliation Act of 1993 (the "Act") added a
36% and a 39.6% tax rate for the ordinary income of individuals, effective January 1, 1993. However, the maxi-mum tax rate on net capital gain income (i.e., net long-term capital gain less net short-term capital loss) remains at 28%.

In addition to the rate differential, the classification of income as ordinary compensation income or capital gain is relevant for taxpayers who have capital losses or investment interest expense. Capital losses can be deducted to the extent of capital gains. The deduction of capital losses in excess of capital gains, however, is limited to $3,000. Interest expense on debt incurred to make investments may only be deducted to the extent of investment income for the taxable year. Any excess investment interest expense may be deducted in a subsequent year if there is sufficient investment income. Prior to 1993, net capital gain income was treated as investment income.

To limit the opportunity of using lower-taxed net capital gain income to increase the deduction of investment interest expense, the Act changes the definition of investment income to exclude net capital gain income effective January 1, 1993. A taxpayer may elect to include any portion of net capital gain income in measuring investment income, but must then treat such net capital gain income as ordinary income.

Capital gains are not treated as items of tax preference for purposes of the alternative minimum tax.

The long-term capital gain holding period is 12 months.

Nonqualified Options

Insofar as the discussion which follows relates to the exercise of a nonqualified option by an optionee who is a director or officer (for purposes of Section 16(b)) of the Corporation at the time of such exercise, or to the sale of shares received on such exercise, it assumes that the optionee has made a proper written election pursuant to
Section 83(b) of the Code (including filing of such election with the Internal Revenue Service within thirty days after such exercise) ("Section 83(b) election") to include in the optionee's gross income for his or her tax year in which the exercise occurs the excess of the fair market value of such shares at the time of exercise over the aggregate option price for such shares. If such is not the case, the option shares issued to an officer or director of the Corporation would as a result of the short-swing profit rule under Section 16(b) be considered subject to a substantial risk of forfeiture during the six-month period following the exercise of the option and the optionee's gross income would be measured when the substantial risk of forfeiture lapses at the end of such six-month period and would be included in the optionee's tax year in which occurs the lapse of such substantial risk of forfeiture.

The holder of a nonqualified option does not realize tax-able income upon the grant of the option, nor is the Corporation entitled, for income tax purposes, to a deduc-tion. The excess of the fair market value of such shares on the date the option is exercised over the option price of such shares constitutes compensation taxable to the optionee as ordinary income and is subject to withholding.
The Corporation is entitled to a deduction in computing its federal income taxes in an amount equal to the compensation taxable to the optionee as ordinary income. Such deduction is available in the year in which or with which ends the optionee's taxable year of exercise.

Upon the optionee's sale of option shares, if the selling price exceeds the fair market value of the option shares on the date of exercise, the excess is taxable to the optionee as capital gain income (long or short-term, depending on whether the optionee has then held the option shares for more than 12 months) and no deduction is allowed to the Corporation with respect to such excess. Should the sell-ing price of the option shares be less than their fair market value on the date of exercise, the difference is treated as a capital loss to the optionee (long or short-term, depending on whether the optionee has then held the option shares for more than 12 months).

The previous paragraph assumes, for simplicity, that the optionee's tax basis in the option shares sold is equal to the fair market value of the option shares on the date of exercise. While this would be the case if the optionee had paid the option price for such shares in cash, it would not normally be the case if the optionee paid the option price in whole or in part by delivery of the Corporation's Common
Stock. In the latter case, the optionee's tax basis in the shares acquired would be equal to (i) the tax basis of the Common Stock surrendered, with respect to the number of shares so surrendered, and (ii) the fair market value of the Common Stock with respect to the number of shares received in excess of the number of shares deliv-ered. Capital gain or loss on the sale of a particular option share would be measured based on the difference between the selling price and the optionee's actual tax basis for such share. The optionee's holding period for the shares acquired (i) would include the holding period of the shares surrendered, with respect to the number of shares so surrendered, and (ii) would begin on the exercise date with respect to excess shares received. The long or short-term nature of such gain or loss would depend upon the holding period for such shares.

Incentive Stock Options

The holder of an incentive stock option does not realize taxable income upon the grant or exercise of the option, nor is the Corporation entitled, for income tax purposes, to a deduction in respect of such grant or exercise.

The income tax treatment of any gain or loss realized upon an optionee's disposition of option shares depends on the timing of the disposition. If the option shares have been held for more than 1 year and if more than 2 years have elapsed since the date of grant, then (i) if the selling price exceeds the option price, the excess is taxable to the optionee as long-term capital gain, and (ii) if the selling price is less than the option price, the difference is treated as a long-term capital loss. In neither event is any deduction allowed to the Corporation.

If a disposition of option shares which are not subject to a substantial risk of forfeiture occurs prior to the elapsing of the two time periods referred to above (a
"disqualifying disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the option was exercised, the excess of such fair market value over the option price is taxable to the optionee as ordinary income, and the excess of the selling price over such fair market value is taxable to the optionee as capital gain income (long or short-term, depending on whether the optionee has held the option shares for more than 12 months), (ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the option was exercised, the excess of the selling price over the option price is taxable to the optionee as ordinary income, and (iii) if the selling price is less than the option price, the difference is treated as a capital loss to the optionee (long or short-term, depending on whether the optionee has then held the option shares for more than 12 months). If, however, the disposition is a sale to a related party (as defined in Section 267(b) of the Code to include, for example, a member of the optionee's family or a corporation majority-owned by the optionee) or a gift, then the excess of the fair market value of the option shares on the date the option was exercised (or, if applicable, the date the substantial risk or forfeiture lapses) over the option price is taxable to the optionee as ordinary income. The amount of any income taxable to the optionee as ordinary compensation income on a disqualifying disposition may be subject to withholding. The Corporation is entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the optionee as ordinary income.

Because of the short-swing profit rule under Section 16(b), option shares acquired by an officer or director (for pur-poses of Section 16(b)) of the Corporation pursuant to the exercise of an option will be considered to be subject to a substantial risk of forfeiture during the six month period commencing on the issuance of such option shares to the officer or director. The preceding paragraph describes certain tax effects arising from the disposition of option shares which are not subject to a substantial risk of forfeiture. Where option shares are issued to an officer
(for purposes of Section 16)b)) or director and, according-ly, are considered subject to a substantial risk of forfeiture (assuming no Section 83(b) election is filed), the tax effects set forth above are modified by reference to the date the substantial risk of forfeiture lapses rather than to the date of exercise. Accordingly, if a disposition of option shares which are subject to a substantial risk of forfeiture occurs prior to the elapsing of the two time periods referred to above, then (i) if the selling price exceeds the fair market value of the option shares on the date the substantial risk of forfeiture lapses, the excess of such fair market value over the option price is taxable to the optionee as ordinary income, and the excess of the selling price over such fair market value is taxable to the optionee as capital gain income
(long or short-term, depending on whether the optionee has held the option shares for more than 12 months following the lapse of the substantial risk of forfeiture), (ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the substantial risk of forfeiture lapses, the excess of the selling price over the option price is taxable to the optionee as ordinary income, and (iii) if the selling price is less than the option price, the difference is treated as a capital loss to the optionee (long or short-term depending on whether the optionee has held the option shares for more than 12 months following the lapse of the substantial risk of forfeiture). Option holders subject to
Section 16(b) should consult with their personal tax advisor about the desirability of making a protective
Section 83(b) election.

The previous paragraphs assume, for simplicity, that the optionee's tax basis in the option shares disposed of is equal to the option price. While this would be the case if the optionee had paid the option price for such shares in cash, it would not normally be the case if the optionee had paid the option price in whole or in part by delivery of the Corporation's Common Stock. In the latter case, the basis and holding period of the shares received would de-pend on, among other things, (i) the number of shares surrendered, (ii) the basis of the shares surrendered, and
(iii) whether the surrendered shares had been received on the exercise of an incentive stock option and held for one year or less from exercise and two years or less from the date of grant of the option. In addition, the surrender of shares received on exercise of an incentive stock option which have been held less than one year from the exercise and two years from the date of grant of such option will be a disqualifying disposition and may trigger the recognition of ordinary compensation income by the optionee and a corresponding deduction by the Corporation. Capital gain or loss on the sale of a particular option share would be measured based on the difference between the selling price and the optionee's actual tax basis in such share
(increased by the amount of ordinary compensation income recognized by the optionee on the disposition, if any), and the long or short-term nature of such gain or loss would depend upon the adjusted holding period for such share.
Under proposed regulations, if an optionee exercises an incentive stock option with other shares and later disposes of some of the shares received, the optionee is first deemed to dispose of those shares received which have the lowest tax basis.

For the reasons set forth below, an optionee may in certain circumstances be subject to an alternative minimum tax.

The Plan provides that tandem stock appreciation rights may be granted subsequent to the issuance of an incentive stock option. Such a grant may cause the incentive stock option to be treated as a nonqualified stock option.

Alternative Minimum Tax

An optionee may in certain circumstances be subject to an alternative minimum tax. An optionee's alternative minimum tax liability for a tax year is equal to the excess, if any, of (i) either 26% or 28% (depending on the optionee's filing status and income level) of the optionee's alter-native minimum taxable income for such tax year in excess of an exemption amount (such exemption amount being from $0 to $45,000, depending on the optionee's filing status and income level) over (ii) the optionee's regular income tax liability for such tax year. In general, alternative minimum taxable income for a tax year means the optionee's taxable income (without regard to any net operating loss deduction), computed with certain adjustments and increased by the amount of the optionee's tax preference items, if any. Up to 90 percent of the optionee's alternative minimum taxable income may be offset by the optionee's alternative minimum tax net operating loss, if any.

The amount of alternative minimum tax paid by an optionee in taxable years beginning after 1986 which is attributable to timing preferences and adjustments will be available as a credit against the optionee's regular income tax liability (but not against alternative minimum tax liabili-ty) in future years.

The amount by which the fair market value of Common Stock
(determined as of the exercise date) received through the exercise of an incentive stock option exceeds the option price is an adjustment to alternative minimum taxable income and is considered a timing adjustment for purposes of the credit for alternative minimum tax paid in prior years. The amount of such adjustment will be added to the basis of the stock received for purposes of computing the optionee's alternative minimum taxable income in the future. This discussion assumes that any officer or director (within the meaning of Section 16(b)), makes a timely Section 83(b) election with respect to the receipt of shares on exercise of an incentive stock option; to the extent that a Section 83(b) election is not made, the timing and amount of adjustments to alternative minimum taxable income would be affected in a manner similar to that described above for non-qualified options under the regular federal income tax.

The spread on exercise of an incentive stock option is treated as a timing adjustment regardless of whether the stock received on exercise is later disposed of in a disqualifying disposition.

Stock Appreciation Rights

The federal income tax consequences applicable to stock appreciation rights granted in connection with options are similar in substance to those applicable to nonqualified options. Thus, the optionee will not recognize taxable income at the time a stock appreciation right is granted and the Corporation will not be entitled to any deduction by reason of the grant of such stock appreciation right.
Upon the exercise of any stock appreciation right by a holder who is not a director or officer for the purpose of
Section 16(b), the holder of such right will recognize taxable ordinary income (and the Corporation will be entitled to a corresponding deduction in computing its taxable income in the year of exercise) in the amount equal to the incremental value payment due from the Corporation.
In the event a holder receives Common Stock upon the exer-cise of a stock appreciation right and such holder is a director or officer for purposes of
Section 16(b) at the time of
such exercise, the shares received by such holder would, as a result of the short-swing profit rule under Section
16(b), be considered subject to a substantial risk of forfeiture during the six-month period following the exercise of the stock appreciation right and (in the absence of a Section 83(b) election as described below) the holder's gross income would be measured when the sub-stantial risk of forfeiture lapses at the end of such six month period and would be included in the holder's tax year in which occurs the lapse of such substantial risk of forfeiture. The holder's holding period would begin on the lapse of the substantial risk of forfeiture. The
Corporation's deduction would arise at that time. If, however, a holder subject to Section 16(b) makes a written election pursuant to Section 83(b) of the Code (including the filing of such election with the Internal Revenue
Service within 30 days after the exercise of such stock appreciation right) to include in the holder's gross income for his or her tax year in which the exercise of the stock appreciation occurs the fair market value of such shares at the time of exercise, the tax consequences would generally be the same as described above for employees not subject to section 16(b).

If an optionee sells Common Stock received upon exercise of a stock appreciation right, the amount by which the sale price exceeds the fair market value of such shares at the time of the exercise of such stock appreciation right will be taxable to the optionee as capital gain (long or short-term, depending on whether the optionee held the Common
Stock for more than 12 months), provided the Common Stock is a capital asset.

If the Common Stock received upon exercise of a stock appreciation right is sold for an amount less than the fair market value of such Common Stock at the time the stock appreciation right was exercised, the optionee will recognize a capital loss (long or short-term, depending on whether the optionee held the Common Stock for more than 12 months).

The disposition of Common Stock acquired pursuant to the exercise of a stock appreciation right will generally not have any federal income tax consequences for the Corporation.

Restricted Stock

Certain restrictions which the Committee may impose with respect to restricted stock, such as a right on the part of the Corporation to repurchase the stock if the recipient's employment with the Corporation terminates within a certain period at a price which is equal to the lesser of the fair market value of the stock at repurchase or the price originally paid for the stock by the recipient, will cause the stock to be subject to a substantial risk of forfeiture. Unless a Section 83(b) election is made a recipient of restricted stock which is subject to a substantial risk of forfeiture will not recognize taxable income on the receipt of the stock. Instead, the recipient will recognize ordinary income, subject to withholding, when such substantial risk of forfeiture lapses, equal to the fair market value of the restricted stock at the time the substantial risk of forfeiture lapses less any amount paid by the employee for such stock.

If a valid Section 83(b) election is made (including the filing of such election with the Internal Revenue Service within thirty days after the grant of the restricted stock), the recipient of the restricted stock will include in his or her gross income as ordinary income the excess
(if any) of the fair market value of the restricted stock
(determined at the time the stock is granted) over the amount paid (if any) for such stock. If the holder of re-stricted stock subject to a substantial risk of forfeiture has made a valid Section 83(b) election and later must forfeit such stock pursuant to a restriction, such holder will realize capital loss (long or short-term depending upon whether the holder held the stock for more than twelve months) equal to the excess, if any, of the amount originally paid for the stock over the amount received upon such forfeiture.

Certain restrictions on stock imposed by the Committee may not constitute a substantial risk of forfeiture. In such a case, the recipient of such restricted stock will recognize taxable income upon receipt of such stock equal to the excess of the fair market value of such stock (determined at the time the stock is granted) over the amount paid (if any) for such stock.

If restricted stock is issued to a recipient who is a director or officer for purposes of Section 16(b) at the time of issuance, the restricted stock will, as a result of the short-swing profit rule under Section 16(b), be considered subject to a substantial risk of forfeiture during the six-month period following receipt (or longer, if the restricted stock is subject to another restriction which constitutes a substantial risk of forfeiture).

The Corporation will be entitled to a deduction in computing its federal income taxes in the amount equal to the ordinary income recognized by the recipient of restricted stock. Such deduction will be allowed for the taxable year of the Corporation in which or with which ends the taxable year in which the recipient of restricted stock recognized ordinary income.

Upon the sale or other disposition of restricted stock, the holder will realize capital gain or loss (long or short-term depending on whether the holder held the stock for more than 12 months) equal to the difference between the sale price and tax basis of such stock. The tax basis of such stock will generally equal the price paid for such stock (if any) plus any ordinary income recognized with respect to the receipt of such stock. A recipient's holding period with respect to restricted stock will generally begin on the day after such stock is transferred to the recipient; however, the holding period with respect to restricted stock which is subject to a substantial risk of forfeiture will not begin until the day after the lapse of such substantial risk of forfeiture (unless a valid
Section 83(b) election is filed, in which case the holding period begins on the day after the stock is transferred).

Recipients of restricted stock should consult their personal tax advisor regarding whether such stock is subject to a substantial risk of forfeiture and whether it is desirable to make a Section 83(b) election.

Listing, Registration and Compliance
with Laws and Regulations

Each option, stock appreciation right and grant of restricted stock is subject to the condition that the Corporation is not obligated to issue any shares if at any time the Board determines that the listing, registration or qualification of the Common Stock subject to such option, stock appreciation right or grant upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option, stock appreciation right or restricted stock or the purchase or issue of shares thereunder unless such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Board.

Amendment and Termination

The Board may terminate the Plan at any time with respect to shares for which options have not theretofore been granted. The Board may amend the Plan from time to time, in its sole discretion, but no amendment shall impair (without his consent) the rights of an employee to any option or stock appreciation right or restricted stock theretofore granted; and further, the Board may not, without the authorization and approval of stockholders: (i) increase the maximum amount of shares which may be issued in the aggregate under the Plan (except as described above to make adjustments in connection with a reorganization, stock split, merger and certain changes in the Common Stock), (ii) extend the termination date of the Plan or of any option or stock appreciation right granted under the Plan, or (iii) enlarge the class of employees eligible to receive options, stock appreciation rights or restricted stock. Unless sooner terminated, the Plan will terminate on January 31, 1998. Upon termination of the
Plan: (i) no additional options, stock appreciation rights or restricted stock will be granted under the Plan, (ii) options or stock appreciation rights which have not expired, terminated, been exercised or surrendered prior to the termination of the Plan may be exercised in accordance with their terms and the terms of the Plan, (iii) all restricted stock which has been granted will vest or be forfeited in accordance with the terms of their respective grants, and (iv) the Committee will continue to have its full powers under the Plan, except with respect to granting options, stock appreciation rights or restricted stock.



P                         HARNISCHFEGER INDUSTRIES, INC.
R                 ANNUAL MEETING OF STOCKHOLDERS - MARCH 6, 1995
O
X                        Proxy Solicited by the Board of Directors
Y
          The undersigned holder of Common Stock of HARNISCHFEGER INDUSTRIES, INC. hereby appoints JEFFERY T. GRADE and JOHN A. McKAY, and each of them, as the undersigned's proxies, with power of substitution, to vote as indicated on the reverse hereof on items
     (1) and (2) and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock of the undersigned in Harnischfeger Industries,
     Inc. at the annual meeting of stockholders to be held at the Vogel Hall of the Performing
     Arts Center, 123 E. State Street, Milwaukee, Wisconsin on Monday, March 6, 1995 at 10:00
     a.m. and at all adjournments thereof.  Without limiting the generality of the foregoing, the aforesaid proxies are hereby expressly authorized to vote their proxy as indicated.

     Unless otherwise instructed, this proxy will be voted FOR all nominees listed in item 1 and FOR item  2.

                    (IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE)     SEE REVERSE
                                                                      SIDE

     Please mark
/x/  votes as in
     this example

The Board of Directors recommends a vote FOR Item 1 and FOR Item 2.

                                                 FOR  AGAINST  ABSTAIN
1.  To elect four directors to   2. To amend the 1988      / /   / /    / /
    serve for terms of three       Incentive Stock Plan.
    years.

Nominees: John D. Correnti,
         Don H. Davis, Jr.,
         Robert B. Hoffman and
         Jean-Pierre Labruyere

     FOR            WITHHELD
/ /  ALL       / /  FROM ALL
    NOMINEES        NOMINEES

- --------------------------------    MARK HERE                MARK HERE
FOR, except vote withheld from the      FOR ADDRESS    / /       IF YOU PLAN / /
following nominee(s):              CHANGE AND                TO ATTEND
                              NOTE AT LEFT        THE MEETING

                              Please sign exactly as your name appears.  If acting as
                              attorney, executor, trustee or in representative capacity, sign name and title.


                              Signature(s):            Date:
                                        --------------------     ------------
                              Signature(s):            Date:
                                        --------------------     ------------